Wang Laboratories, Inc. and Subsidiaries

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EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                                          Year Ended               Year Ended
                                         June 30, 1996           June 30, 1995(1)
                                     ----------------------   ------------------------
                                     Primary  Fully Diluted   Primary    Fully Diluted
                                     -------  -------------   -------    -------------
                                            (In thousands except per share data)
Average shares of Common
   Stock outstanding                   36,306    36,306          34,233       34,233

Common equivalent shares for
   stock options                          --         --              --           --

                                    --------   --------        --------     --------
                                      36,306     36,306          34,233       34,233
                                    ========   ========        ========     ========

Net income(loss)                    $   (607)  $   (607)       $(61,256)    $(61,256)

Accretion and dividends on
   Preferred Stock                   (22,648)   (22,648)         (8,710)      (8,710)
                                    --------   ---------       --------     --------

                                    $(23,255)  $(23,255)       $(66,966)    $(66,966)
                                    ========   ========        ========     ========

Net income(loss) per share          $  (0.64)  $  (0.64)       $  (2.04)    $  (2.04)
                                    ========   ========        ========     ========



(1) Restated to include Avail Systems Corporation, which was acquired on December 18, 1995, and accounted for using the pooling of interests method.

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